                                                                    Exhibit 99.1

                       ENERGY WEST, INCORPORATED ANNOUNCES
                       ADOPTION OF STOCKHOLDER RIGHTS PLAN

GREAT  FALLS,   Mont.,  June  3,   2004/PRNewswire-First   Call/--ENERGY   WEST,
INCORPORATED  (NASDAQ: EWST - News), a natural gas, propane and energy marketing company  serving the Rocky Mountain  states,  today  announced that its board of directors has adopted a Stockholder  Rights Plan. Under the Plan, Rights will be distributed  as a  dividend  at the  rate of one  Right  for  each  share of the company's  common  stock  held by  stockholders  of  record  as of the  close of business on June 3, 2004.

The Rights Plan is designed to deter coercive takeover tactics and to prevent an acquirer  from  gaining  control  of the  Company  without  offering  a fair and adequate price and terms to all of the Company's stockholders.

Chairman of the Board, G.  Montgomery  Mitchell  stated,  "the board adopted the
Rights Plan to ensure that it has the ability to  negotiate  on an  arm's-length basis  with  anyone who might  otherwise  seek to gain  control  of the  company without offering an adequate price to all of our stockholders."

Each Right initially will entitle  stockholders  to buy a fractional  share of a series of preferred stock for $24.00.  The Rights  generally will be exercisable only if a person or group  acquires  beneficial  ownership of 15% or more of the company's common stock or commences a tender or exchange offer upon consummation of  which  such  person  or  group  would  beneficially  own  15% or more of the company's  common stock.  The Rights Plan also provides that any person or group owning 15% or more at the time of adoption of the Plan will not cause the Rights to become  exercisable  unless such person or group acquires  additional  common stock.

A copy of the Stockholder  Rights Plan and related  documents will be filed with the Securities and Exchange Commission. The Rights will expire on June 3, 2014.

________________________________________________________________________________
Safe Harbor Forward Looking Statement: Energy West is including the following cautionary statement in the release to make applicable and to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of
1995 for any forward-looking statements made by, or on behalf of Energy West.
Forward-looking statements are all statements other than statements of historical fact, including without limitation those that are identified by the use of the words "anticipates," "estimates," "expects," "intends," "plans,"
"predicts," and similar expressions. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, changes in the utility regulatory environment, wholesale and retail competition, weather conditions, litigation risk, economic conditions and the competitive environment, particularly in the energy industry, the availability of capital, the ability to retain key employees, and various other matters, many of which are beyond Energy West's control. Energy West expressly undertakes no obligation to update or revise any forward-looking

statement contained herein to reflect any change in Energy West's expectations with regard thereto or any change in events, conditions, or circumstances on which any such statement is based.

For additional information or clarification, please contact: JoAnn S. Hogan,
Financial Communications, 1-406-791-7555, jshogan@ewst.com of Energy West,
Incorporated.

Our toll-free number is 1-800-570-5688.  Our web address is www.energywest.com.

Our address is P.O. Box 2229, Great Falls MT 59403-2229.